CSW Energy, Inc./CSW International, Inc.
                            Non-recourse Indebtedness
                                December 31, 1997
                                   (thousands)


                    Initial                     Inflation
       Type          Term       Rate  Maturity  Adjustment   Amount
-----------------  ----------  ------ --------  ----------  --------

     Eurobond       10 years   8.500%   2005       None      100,000 (pound)
     Eurobond       10 years   8.875%   2006       None      100,000 (pound)
    Yankee Bond     5 years    7.980%   2001       None      129,116 (pound)
    Yankee Bond     10 years   8.750%   2006       None      129,116 (pound)
 Fixed Rate Loan    7 years    8.250%   2003       None      154,521 (pound)
    Loan Notes      7 years    6.440%   2002       None       27,683 (pound)
     Revolver       5 years    7.863%   2001       None       49,000 (pound)
   Senior Notes     5 years    6.875%   2001       None     $200,000